UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2013

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A is being filed as an amendment (the “Amendment”) to the Current Report on Form 8-K filed by Republic Airways Holdings Inc. on January 29, 2013 (the “Original 8-K”). This Amendment is being filed to clarify certain of the disclosures in the Original 8-K. This Amendment supersedes and replaces the Original 8-K in its entirety.

Item 1.01	Material Agreements.
On January 24, 2013, Republic Airline Inc. ("Republic"), a subsidiary of Republic Airways Holdings Inc. (the "Company"), announced that it had reached an agreement with American Airlines, Inc. ("American") to operate 53 Embraer E175 aircraft (the "Aircraft") under the American Eagle brand with service to start in June, 2013. The Aircraft, which will seat 76 passengers in a two-class cabin, are expected to be phased into operation at approximately two to three Aircraft per month beginning in mid-2013 through the first quarter of 2015. The Capacity Purchase Agreement between Republic and American was entered into on January 23, 2013 (the "American Agreement"). The American Agreement is subject to approval by the Bankruptcy Court in the American bankruptcy proceedings.

Pursuant to the terms of the American Agreement, Republic must provide all of the capacity of the Aircraft solely to American and American must purchase such capacity for the period agreed upon for each individual Aircraft (including, potential bonuses and penalties beginning October 1, 2013 which are calculated pursuant to the American Agreement) at prices agreed upon through December 31, 2013 which are to be adjusted annually beginning January 1, 2014. Republic and American also agreed to indemnify each other against certain losses described in the American Agreement. The American Agreement also includes provisions regarding aircraft cleanliness and interior design standards, codeshare arrangements, non-revenue pass travel, ground handling responsibilities, gates and passenger-related terminal facilities, spare aircraft requirements, cross-licensing of trademarks, catering standards, operating constraints, quality of service requirements, ticket handling requirements, insurance requirements and fuel efficiency. The Company entered into a guarantee of Republic's obligations under the American Agreement.

The American Agreement will terminate on the twelfth (12th) anniversary of the implementation date of the last covered Aircraft, unless sooner terminated by American or Republic for breach of the American Agreement or due to a force majeure event or bankruptcy, or if American terminates following a change of control of Republic or the Company or upon occurrence of another event permitting termination by American as specified in the American Agreement; provided, however, that American has the option to extend the term of the American Agreement for up to two additional two-year terms, subject to Republic's consent, by delivering notice of such extension to Republic and for the additional consideration set forth in the American Agreement.

Also on January 23, 2013, Republic entered into an Amended and Restated Purchase Agreement COM 0190-10 (the "Embraer Agreement") with Embraer S.A. (formerly known as Embraer-Empresa Brasileira de Aeronautica S.A.) ("Embraer") to purchase 47 new E175 aircraft for delivery from 2013 through 2015. In addition, the Embraer Agreement includes an option on 47 new E175 aircraft with delivery positions exercisable beginning in 2015 for the prices and pursuant to the payment schedule set forth in the Embraer Agreement. The Embraer Agreement will become effective on March 5, 2013 or on such earlier date as Republic shall specify in a written notice to Embraer at least two business days in advance. Embraer agreed to indemnify Republic against certain losses described in the Embraer Agreement and the Company entered into a guarantee of Republic's obligations under the Embraer Agreement. The Embraer Agreement also includes provisions regarding delivery of the aircraft, certification requirements, storage charges, inspections, quality control, aircraft standards, product support and option exercise rights. The Embraer Agreement is terminable by Republic or Embraer for breach or by Republic for an excusable or non-excusable delay or due to the failure to obtain final Bankruptcy Court approval of the American Agreement prior to February 28, 2013.
A copy of the Company's press release announcing the execution of these agreements and certain related arrangements is included as an exhibit to this Report.

Item 9.01    Financial Statements and Exhibits .

(d)    Exhibits.

99.1    Press Release of Republic Airways Holdings Inc. issued on January 24, 2013, relating to American Airlines Capacity Purchase Agreement and the Embraer agreement.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:     /s/ Timothy P. Dooley
Name:    Timothy P. Dooley
Title:    Senior Vice President and
Chief Financial Officer

Dated: January 31, 2013

EXHIBIT INDEX
Exhibit Number                    Description
99.1    Press Release of Republic Airways Holdings Inc. issued on January 24, 2013, relating to American Airlines Capacity Purchase Agreement and the Embraer agreement.